Exhibit 99.2

Skillsoft Divestiture of Global Knowledge – Frequently Asked Questions

Dated: May 21, 2026

Deal Economics

1.	Question: Can you explain the expected payments terms of the transaction? What are the expected net proceeds?

Response: The final payments due to Skillsoft, and ultimate collectability of the consideration, will depend on a variety of factors, including the closing balance sheet. At this time, we currently expect proceeds, net of cash divested and before anticipated transaction costs, of between $5 million and $8 million over a period of approximately two years.

2.	Question: How will the transaction impact the company’s FY27 free cash flow and liquidity? How much do you expect transaction and other one-time costs to be?

Response: We plan to update investors on the expected impact of the transaction on free cash flow during our Q1 earnings release.

3.	Question: Are there any earnouts or other provisions that might increase net proceeds?

Response: The transaction includes a provision whereby Skillsoft would be entitled to 30% of the net sale proceeds or distributed sale proceeds to Enduring Ventures investors in the event Global Knowledge is sold within three years of the transaction date under certain circumstances.

Deal Timing & Certainty

1.	Question: When do you expect the transaction to close?

Response: While the timing of the transaction closing is subject to customary closing conditions, including a regulatory approval that we do not control, we expect the transaction to close before the end of the second fiscal quarter.

2.	Question: What risks are there to getting the deal closed? What regulatory approvals are needed? When do you expect the deal to close?

Response: - The primary item required for the deal to close is a customary antitrust review in Saudi Arabia. The proposed transaction also includes a material adverse change provision and other customary closing conditions. While we expect the transaction to close before the end of the second fiscal quarter, risks beyond our control exist and there can be no assurance that the transaction will ultimately close.

3.	Question: What happens if you do not receive regulatory approval or can’t close for any other reason?

Response: In the event the transaction did not close, we would once again explore all strategic alternatives available.

Strategic Partnership with Enduring

1.	Question: You’ve mentioned the importance of maintaining an Instructor-Led Training capability. Does selling GK to an affiliate of Enduring Ventures accomplish this objective?

Response: Yes, at close we will have an agreement with Enduring Ventures to resell each other's solutions to help ensure Skillsoft customers continue to have access to ILT offerings as part of integrated, multimodal learning experiences.

2.	Questions: What does the partnership agreement look like in terms of access/duration?

Response: There are pre-existing agreements between Skillsoft and Global Knowledge to do business with one another. Those agreements are expected to continue after the divestiture closes and contemplates customary revenue sharing arrangements.

Capital Allocation, Financials, & Forward Outlook

1.	Question: How do you plan to deploy the proceeds from this transaction? Will they be used for debt reduction, reinvestment in Skillsoft, share repurchases, etc.?

Response: With the phasing of payments over approximately two years, we do not expect proceeds to have a material impact on our short-term liquidity.

2.	Question: Will you provide restated historical financials for the Company to support modeling?

Response: Yes, we expect to qualify for discontinued operations presentation in Q1 and will therefore report only the result of our Talent Development Solutions, or TDS, segment in continuing operations for both historical and prospective periods which will provide comparative financial context for our results.

3.	Question: How does the sale impact your long-term debt position and ability to refinance?

Response:

●	We expect the sale of Global Knowledge will be immediately accretive to our leverage ratio by eliminating the negative EDITDA recently reported by that business.
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Global Knowledge related revenue has declined in recent years, and we believe the removal of that as a result of treating the sale as a discontinued operation for accounting purposes as is required under Generally Accepted Accounting Principles (GAAP) will eliminate the limitations on revenue growth caused by the Global Knowledge business.

●	We believe a simplified, more focused Skillsoft will be more attractive to prospective lenders as we look to address July 2028 debt maturities.

4.	Question: Will there be any stranded costs, and how much of that can you eliminate over time?

Response: Yes, there are stranded costs that we currently can expect to eliminate over time, after the conclusion of the transition services agreement, such that we plan to enter FY28 with an optimized cost structure. We currently estimate these costs to be approximately $5 million.

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